Exhibit 99.1

INCENTRA SOLUTIONS, INC.

CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2008, 2007 and 2006

Incentra Solutions, Inc.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Incentra Solutions, Inc.

We have audited the accompanying consolidated balance sheets of Incentra Solutions, Inc. and subsidiaries (the “Company”) as of December 31, 2008 and 2007, and the related consolidated statements of operations, shareholders’ deficit, and cash flows for each of the years in the three-year period ended December 31, 2008. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Incentra Solutions, Inc. and subsidiaries as of December 31, 2008 and 2007, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2008, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Notes 1 and 19 to the consolidated financial statements, on February 4, 2009, the Company voluntarily filed petitions for relief under Chapter 11 of the United States Bankruptcy Code. The outcome of the proceedings under the Bankruptcy Code have resulted in changes that have materially affected the Company’s operations and financial condition. This matter raises substantial doubt about the Company’s ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ GHP Horwath, P.C.
Denver, Colorado

March 1, 2010

INCENTRA SOLUTIONS, INC. AND SUBSIDIARES

CONSOLIDATED BALANCE SHEETS

	December 31, 2008	December 31, 2007
ASSETS
Current assets:
Cash	$166,768	$3,274,600
Accounts receivable, net of allowance for doubtful accounts of $905,188 and $380,913 at December 31, 2008 and 2007, respectively	27,918,624	37,137,811
Deferred costs of services revenue	3,716,700	2,435,075
Other current assets	1,848,686	2,062,916
Total current assets	33,650,778	44,910,402

Property and equipment, net	7,764,213	7,201,027
Capitalized software development costs, net	1,321,422	1,143,831
Intangible assets, net	2,246,174	2,952,523
Goodwill	—	30,452,152
Deferred costs of services revenue, net of current portion	1,352,120	752,978
Other assets	466,609	762,732

TOTAL ASSETS	$46,801,316	$88,175,645

LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current liabilities:
Notes payable and other long-term obligations	$27,648,530	$17,099,265
Deferred rent	206,878	219,657
Capital lease obligations	693,068	765,625
Accounts payable	24,974,939	28,962,489
Accrued expenses and other	14,032,297	7,645,486
Deferred services revenue	5,111,051	3,886,370
Total current liabilities	72,666,763	58,578,892

Notes payable and other long-term obligations, net of current portion	314,557	9,017,367
Deferred rent, net of current portion	602,601	95,388
Capital lease obligations, net of current portion	3,780,365	3,701,252
Deferred services revenue, net of current portion	1,191,245	847,103
TOTAL LIABILITIES	78,555,531	72,240,002

Commitments and contingencies

Series A convertible redeemable preferred stock, $.001 par value, $31,858,081 liquidation preference, 2,466,971 shares issued and outstanding at December 31, 2008 and 2007, respectively	31,858,081	29,853,466

Shareholders’ deficit:
Preferred stock, nonvoting, $.001 par value, 2,500,000 shares authorized, none issued	—	—
Common stock, $.001 par value, 200,000,000 shares authorized, 23,044.240 and 21,317,863 shares issued and outstanding at December 31, 2008 and 2007, respectively	23,044	21,318
Additional paid-in capital	129,919,485	130,830,866
Accumulated deficit	(193,554,825)	(144,770,007)
TOTAL SHAREHOLDERS’ DEFICIT	(63,612,296)	(13,917,823)

TOTAL LIABILITIES AND SHAREHOLDERS’ DEFICIT	$46,801,316	$88,175,645

See accompanying notes to consolidated financial statements

INCENTRA SOLUTIONS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	December 31,
	2008	2007	2006
REVENUES:
Products	$182,963,861	$122,332,650	$53,084,909
Services	29,514,373	23,442,434	13,547,245
TOTAL REVENUE	212,478,234	145,775,084	66,632,154

Costs of revenue:
Products	150,436,220	99,619,953	42,796,950
Services	21,227,288	15,954,666	9,577,487
Total costs of revenue	171,663,508	115,574,619	52,374,437
GROSS MARGIN	40,814,726	30,200,465	14,257,717

Selling, general and administrative expense	41,727,883	32,893,970	24,963,098
Stock-based compensation expense	601,760	1,360,551	1,587,653
Depreciation and amortization	2,185,407	1,364,474	767,342
Impairment of goodwill	33,210,412	—	—
	77,725,462	35,618,995	27,318,093
OPERATING LOSS FROM CONTINUING OPERATIONS	(36,910,736)	(5,418,530)	(13,060,376)

Other income (expense)
Interest income	32,568	42,816	45,401
Interest expense	(12,848,833)	(3,700,370)	(2,930,378)
Loss on early extinguishment of debt	—	(159,679)	(2,956,606)
Other income (expense)	568,522	(26,546)	42,426
Foreign currency transaction (loss) gain	(181,090)	63,194	21,897
	(12,428,833)	(3,780,585)	(5,777,260)

LOSS FROM CONTINUING OPERATIONS	(49,339,569)	(9,199,115)	(18,837,636)

INCOME (LOSS) FROM DISCONTINUED OPERATIONS, NET OF INCOME TAXES	554,751	(93,409)	628,472

GAIN ON SALE OF DISCONTINUNED OPERTIONS, NET OF INCOME TAXES	—	—	15,376,014

INCOME (LOSS) FROM DISCONTINUED OPERATIONS	554,751	(93,409)	16,004,486

NET LOSS	(48,784,818)	(9,292,524)	(2,833,150)

Accretion of convertible redeemable preferred stock to redemption amount, including accrued dividend	(1,317,992)	(2,617,566)	(2,617,566)
Series A preferred stock dividends	(686,626)	—	—

NET LOSS APPLICABLE TO COMMON SHAREHOLDERS	$(50,789,436)	$(11,910,090)	$(5,450,716)

Weighted-average number of common shares outstanding — basic and diluted	21,927,510	19,045,385	13,643,447

Based and diluted net loss per share applicable to common shareholders:
Loss from continuing operations	$(2.34)	$(0.63)	$(1.57)
Income (loss) from discontinued operations	0.02	—	1.17
Net loss per share – basic and diluted	$(2.32)	$(0.63)	$(0.40)

See accompanying notes to consolidated financial statements

INCENTRA SOLUTIONS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ DEFICIT

YEARS ENDED DECEMBER 31, 2008, 2007 AND 2006

				Accumulated
				other
	Common stock		Additional	comprehensive	Accumulated
	Shares	Amount	paid-in capital	income (loss)	Deficit	Total

Balances at December 31, 2005	13,326,810	$13,327	$119,517,168	$(103,235)	$(132,644,333)	$(13,217,073)

Common stock issued in the acquisition of NST	1,034,483	1,034	1,303,449	—	—	1,304,483
Amortization of stock-based compensation expense	—	—	2,052,780			2,052,780
Accretion of convertible redeemable preferred stock to redemption amount	—	—	(2,617,566)			(2,617,566)
Warrants and option issued to Laurus (Note 10(A))	—	—	1,707,052	—	—	1,707,052
Other warrants issued	—	—	96,421	—	—	96,421
Common stock issued to investment advisor	60,000	60	80,340	—	—	80,400
Common stock issued in lieu of cash related to prepayment penalties on convertible notes	34,863	35	48,765	—	—	48,800
Return and retirement of common stock previously issued in acquisition of STAR	(1,135,580)	(1,135)	1,135	—	—	—
Warrants issued related to convertible notes (Note 10(C))	—	—	651,474	—	—	651,474
Components of comprehensive loss:
Net loss	—	—	—	—	(2,833,150)	(2,833,150)
Change in foreign currency translation adjustments	—	—	—	103,235	—	103,235
Total comprehensive loss	—	—	—	—	—	(2,729,915)

Balances at December 31 2006	13,320,576	13,321	122,841,018	—	(135,477,483)	(12,623,144)

Amortization of stock-based compensation expense	—	—	1,440,019	—	—	1,440,019
Accretion of convertible redeemable preferred stock to redemption amount	—	—	(2,617,566)	—	—	(2,617,566)
Return and retirement of common stock previously issued in acquisition of PWI	(275,000)	(275)	(274,725)	—	—	(275,000)
Warrant issued to Laurus related to line of credit (See Note 10(A))	—	—	342,755	—	—	342,755
Proceeds from exercise of employee stock options	41,566	41	13,258	—	—	13,299
Issuance of common stock for Helio acquisition (See Note 4(A))	6,000,000	6,000	4,554,000	—	—	4,560,000
Issuance of common stock for SSI acquisition (See Note 4(B))	1,369,863	1,370	1,020,548	—	—	1,021,918
Cash-less exercise of warrants	860,858	861	(861)	—	—	—
Warrant issued in connection with debt financing (See Note 10(A))	—	—	2,850,000	—	—	2,850,000
Warrant issued in connection with Helio acquisition for consulting services (See Note 4(A))	—	—	333,420	—	—	333,420
Warrant issued connection with line of credit (See Note 10(A))	—	—	329,000	—	—	329,000
Net loss	—	—	—	—	(9,292,524)	(9,292,524)

Balances at December 31 2007	21,317,863	21,318	130,830,866	—	(144,770,007)	(13,917,823)

Amortization of stock-based compensation expense	—	—	601,760	—	—	601,760
Accretion of convertible redeemable preferred stock to redemption amount (See Note 11)	—	—	(1,646,537)	—	—	(1,646,537)
Series A preferred stock dividends (See Note 11)	—	—	(686,626)	—	—	(686,626)
Reclassification of redemption value of expired preferred stock warrants (See Note 11)	—	—	328,545	—	—	328,545
Cash-less exercise of warrants	790,588	790	(790)	—	—	—
Issuance of stock in lieu of board of directors committee fees (see Note 18)	109,000	109	81,766	—	—	81,875
Shares issued in pursuant to earn-out provision for NST acquisition (See Note 17)	826,789	827	410,501	—	—	411,328
Net loss	—	—	—	—	(48,784,818)	(48,784,818)

Balances at December 31, 2008	23,044,240	$23,044	$129,919,485	$—	$(193,554,825)	$(63,612,296)

See accompanying notes to consolidated financial statements

INCENTRA SOLUTIONS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	December 31,
	2008	2007	2006

Cash flows from operating activities:
Net loss	$(48,784,818)	$(9,292,524)	$(2,833,150)
Adjustments to reconcile net loss to net cash procided by (used in) operating activities:
(Income) loss from discontinued operations, net of income taxes	(554,751)	93,409	(16,004,486)
Depreciation	2,451,062	1,679,064	1,532,665
Amortization of intangible assets and software development costs	1,707,381	1,386,650	955,477
Stock-based compensation expense	601,760	1,360,551	1,587,653
Issuance of stock in lieu of board of directors committee fees (Note 18)	81,875	—	—
Amortization of debt issue costs	3,903,438	1,621,100	1,519,700
Non-cash loss on early extinguishment of debt	—	135,851	1,622,344
Impairment of goodwill	33,210,412	—	—
Bad debt expense	1,361,962	56,314	467,147
Changes in operating assets and liabilities, net of business acquisitions:
Accounts receivable	8,181,928	(8,517,119)	(4,547,390)
Other current assets	(1,191,631)	(215,012)	(1,288,971)
Other assets	(818,346)	(127,448)	(83,026)
Accounts payable	(4,006,547)	2,541,978	641,040
Accrued liabilities	4,951,497	101,583	370,364
Deferred revenue	1,568,824	2,884,878	1,320,284

Net cash provided by (used in) continuing operations	2,664,046	(6,290,725)	(14,740,349)
Net cash provided by (used in) discontinued operations	370,759	(491,231)	2,990,558
Net cash provided by (used in) operating activities	3,034,805	(6,781,956)	(11,749,791)

Cash flows from investing activities:
Purchases of property and equipment	(3,063,934)	(2,037,036)	(1,904,591)
Capitalized software development costs	(978,934)	(842,053)	(588,629)
Cash paid in NST acquisition	—	—	(5,256,173)
Cash paid in Tactix acquisition	—	—	(3,001,103)
Cash paid in Helio acquisition (Note 4(A))	(34,097)	(4,808,913)	—
Cash paid in SSI acquisition (Note 4(B))	—	(3,790,512)	—
Earn-out payment related to NST acquisition	(135,425)	—	—
Other	—	(102,421)	12,044

Net cash used in continuing operations	(4,212,390)	(11,580,935)	(10,738,452)
Net cash provided by discontinued operations	—	2,500,000	26,037,941
Net cash provided by (used in) investing activities	(4,212,390)	(9,080,935)	15,299,489

Cash flows from financing activities:
Proceeds on line of credit, net	1,412,032	9,111,934	290,492
Proceeds from acquisition term notes	—	12,000,000	3,250,000
Proceeds from convertible notes	—	—	2,410,000
Repayments on lease line of credit, net	—	—	(144,975)
Proceeds from exercise of employee stock options	—	13,299	—
Payment of debt issue costs	—	(685,000)	—
Payments on capital leases, notes payable and other long-term liabilities	(3,342,279)	(2,279,415)	(9,278,893)

Net cash provided by (used in) financing activities	(1,930,247)	18,160,818	(3,473,376)

Effect of exchange rate changes on cash (related to discontinued operations)	—	—	103,235

Net decrease in cash from continuing operations	(3,478,591)	289,158	(28,952,177)
Net increase in cash from discontinued operations	370,759	2,008,769	29,131,734
Net (decrease) increase in cash	(3,107,832)	2,297,927	179,557

Cash at beginning of period:
Continuing operations	3,274,600	976,673	797,116
Discontinued operations	—	—	311,526
Total	3,274,600	976,673	1,108,642

Cash at end of period:
Continuing operations	166,768	3,274,600	976,673
Total	$166,768	$3,274,600	$976,673

Supplemental disclosures of cash flow information:
Cash paid during period for interest	$3,824,006	$2,036,454	$1,410,678

Supplemental disclosures of non-cash investing and financing activities:
Net liabilities assumed in NST acquisition, excluding cash	—	—	992,653
Net liabilities assumed in Tactix acquisition, excluding cash	—	—	1,046,964
Conversion of notes payable, accrued interest and prepayment penalties in exchange for common stock	—	—	48,800
Net assets acquired in Helio acquisition, excluding cash (Note 4(A))	—	1,265,594	—
Net liabilities acquired in SSI acquisition, excluding cash (Note 4(B))	—	446,537	—
Debt issued in NST acquisition	—	—	1,500,000
Debt issued in Helio acquisition (Note 4(A))	—	770,000	—
Debt issued in SSI acquisition (Note 4(B))	—	250,000	—
Purchases of property and equipment included in accounts payable	81,700	305,726	462,681
Reclassification of redemption value of expired preferred stock warrants	328,545	—	—
Accrual of earn-out provision of NST, SSI and Helio acquisitions	2,411,328	—	—

See accompanying notes to consolidated financial statements

Incentra Solutions, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2008, 2007 and 2006

1. Bankruptcy and Insolvency Filings

On February 4, 2009, Incentra Solutions, Inc. and its subsidiaries (which is referred to herein together with its subsidiaries as “we,” “us,” or “our”) filed voluntary petitions under Chapter 11 of the United States Bankruptcy Code (the “Bankruptcy Code”) in the U.S. Bankruptcy Court (the “Bankruptcy Court”) for the District of Delaware (Case No. 09-10368 or the “Filings”). During the pendency of the bankruptcy proceedings, we remained in possession of our properties and assets and management continued to operate the businesses as debtors-in-possession. As a debtor-in-possession, we were authorized to operate the business, but not engage in transactions outside the ordinary course of business without approval of the Bankruptcy Court.

Subject to certain exceptions under the Bankruptcy Code, our Filings automatically enjoined the continuation of any judicial or administrative proceedings against us. Any creditor actions to obtain possession of property from us or to create, perfect or enforce any lien against our property are also enjoined. As a result, our creditors are precluded from collecting pre-petition liabilities without the approval of the Bankruptcy Court. Certain pre-petition liabilities have been paid after obtaining the approval of the Bankruptcy Court, including certain wages and benefits of employees.

Under the Bankruptcy Code, we have the right to assume or reject executory contracts. An executory contract is one in which the parties have mutual obligations to perform (e.g., real property leases and service agreements). Unless otherwise agreed, the assumption of a contract will require us to cure all prior defaults under the related contract, including all pre-petition liabilities. Unless otherwise agreed, the rejection of a contract is deemed to constitute a breach of the agreement as of the moment immediately preceding the Filing, giving the other party to the contract a right to assert a general unsecured claim for damages.

The Bankruptcy Court set the bar date, which is the last date for most parties to file proofs of claim with respect to non-governmental pre-petition obligations, as June 25, 2009. Payment terms for these amounts will be established in connection with the Chapter 11 cases. There may be differences between the amounts at which any such liabilities are recorded in the financial statements and the amount claimed by our creditors. Litigation may be required to resolve any such disputes. As of March 1, 2010, the Bankruptcy Court had not established the payment terms for the pre-petition obligations.

On April 2, 2009, the Bankruptcy Court approved the sale of substantially all of our assets, pursuant to Section 363 of the Bankruptcy Code. It is not possible to accurately predict the length of time until the Filings are discharged by the Bankruptcy Court however, we are currently conducting no business operations after the sale. Under the priority schedule established by the Bankruptcy Code and based on the amount and nature of our assets and liabilities, it is highly unlikely our common stockholders will retain any value or that stockholders will receive any distribution or consideration.

Unless otherwise indicated, the discussion of our business is presented in the consolidated financial statements and related notes to the consolidated financial statements under the assumption that we will continue to realize our assets and settle our liabilities in the normal course of business. The outcome of the proceedings under the Bankruptcy Code have resulted in changes that materially affect our operations and financial condition. In considering these events and transactions that have occurred, there is substantial doubt about our ability to continue as a going concern.

2. Organization

We were organized and incorporated in the state of Nevada. Prior to the Filings, our common stock traded on the Over-the-Counter Bulletin Board (the “OTCBB”) under the trading symbol “ICNS” until May 5, 2009, when our common stock was delisted by the OTCBB as a result of our delinquency in filing required periodic financial reports with the Securities and Exchange Commission (the “SEC”). Since May 5, 2009, shares of our common stock have been quoted on the Pink Sheets under the ticker symbol “ICNSQ”.

During 2006 and 2007, we completed four acquisitions: on April 13, 2006, we acquired Network System Technologies, Inc., a privately-held Illinois corporation (“NST”); on September 5, 2006, we acquired Tactix, Inc., a privately-held Oregon corporation (“Tactix”); on August 17, 2007, we acquired Helio Solutions, Inc., a privately-held California corporation (“Helio”) and on September 5, 2007, we acquired Sales Strategies, Inc. (d/b/a SSI Hubcity), a privately held New Jersey corporation (“SSI”). We have included the results of operations for the four acquisitions in our consolidated financial statements from their acquisition dates through December 31, 2008.

On July 31, 2006, we completed the sale of substantially all of the assets of Front Porch Digital, Inc. (“Front Porch”). The sale included all of the outstanding capital stock of our wholly-owned subsidiary in France, Front Porch Digital International, S.A.S. Front Porch provided archive solutions to broadcasters and media companies. Refer to Note 5.

Incentra Solutions, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2008, 2007 and 2006

Prior to our bankruptcy filing, we were a provider of complete Information Technology (“IT”) services and solutions to enterprises and managed service providers in North America and Europe. Our complete solutions included hardware and software products, maintenance contracts, professional services, recurring managed services and capital financing solutions. We marketed our products and services to service providers and enterprise clients under the trade name Incentra Solutions.

Basis of Presentation

The consolidated financial statements include Incentra Solutions, Inc. and its wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

3.   Summary of Significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates. We have recorded transactions that include the issuance of options and warrants to purchase shares of our preferred and common stock. The accounting for such securities is based upon fair values of our equity securities and other valuation criteria that were determined by us. We believe these estimates of fair value are reasonable. Other significant estimates made by us include those related to fair values of acquired goodwill and intangible assets, as well as property and equipment (including assumptions and estimates used in evaluating these assets for impairment), and the establishment of an allowance for estimates of uncollectible accounts receivable.

Reclassifications

Certain reclassifications of previously reported amounts have been made to conform to the current period’s presentation.

Cash and Cash Equivalents

We consider all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

Property and Equipment

Property and equipment have been recorded at the estimated fair value at the acquisition date, including assets acquired through acquisition of subsidiaries. Otherwise, all other property and equipment have been recorded at cost. Property and equipment are depreciated on a straight-line basis over their respective estimated useful lives ranging from two to seven years. Equipment recorded under capital leases and leasehold improvements are amortized using the straight-line method over the shorter of the respective lease term or estimated useful life of the asset.

Impairment of Long-Lived Assets

In accordance with Statement of Financial Accounting Standards (“SFAS”) No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets,  we review the carrying value of long-lived assets, including property and equipment and amortizable intangible assets, to determine whether there are any indications of impairment. Impairment of long-lived assets is assessed by a comparison of the carrying amount of an asset to expected future cash flows to be generated by the asset. If the assets are considered to be impaired, the impairment recognized is measured by the amount by which the carrying amount of the assets exceeds the estimated fair value of the assets.

Goodwill

Goodwill represents the excess of the purchase price over the net of the fair value of the identifiable tangible and intangible assets acquired and the fair value of liabilities assumed in acquisitions. SFAS No. 142, Goodwill and Other Intangible Assets, (“SFAS 142”) requires the testing of goodwill and indefinite-lived intangible assets for impairment at least annually. We test goodwill for impairment at least annually in the fourth quarter each year or more frequently if other indicators of impairment arise.

The fair value of our reporting units used in determination of the goodwill impairment is evaluated using a discounted cash

Incentra Solutions, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2008, 2007 and 2006

flow model considering future revenues, operating costs, a risk adjusted discount rate, historical performance and other pertinent factors. These estimates are judgmental in nature and often involve the use of significant estimates and assumptions. These estimates and assumptions could have a significant impact on whether or not an impairment charge is recognized and also the magnitude of any such charge. As a result of our annual test for impairment, we determined goodwill was fully impaired as of December 31, 2008, and recorded an impairment loss of $33.2 million, due to current and expected economic conditions as well as uncertainty regarding the impact of the bankruptcy on our future sales and operations.

Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

During July 2006, the Financial Accounting Standards Board (“FASB”) issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement 109  (“FIN 48”). FIN 48 requires that a position taken or expected to be taken in a tax return be recognized in the financial statements when it is more likely than not (i.e., a likelihood of more than fifty percent) that the position would be sustained upon examination by tax authorities. A recognized tax position is then measured at the largest amount of benefit that is greater than fifty percent likely of being realized upon ultimate settlement.

We file income tax returns in the U.S. federal and various state and foreign jurisdictions. We are subject to U.S. federal and state tax examinations from 2001 through 2008. We do not believe there will be any material changes in our unrecognized tax positions over the next twelve months. We recognize interest and penalties accrued on any unrecognized tax benefits as a component of income tax expense. As of the date of adoption of FIN 48 (January 1, 2007), we did not have any accrued interest or penalties associated with any unrecognized tax benefits. We did not recognize any interest expense during the years ended December 31, 2008 and 2007.

Revenue Recognition

Given our diverse product and sales mix, as well as the complexities and estimates involved in measuring and determining revenue in accordance with generally accepted accounting principles, our accounting for revenue is crucial to the proper periodic reporting of revenue and deferred revenue.

Revenue is recognized when all of the following criteria are met in accordance with principles of sales recognition in Staff Accounting Bulletin No. 104, Revenue Recognition, issued by the staff as a revision to Staff Accounting Bulletin No. 101, Revenue Recognition: (i) persuasive evidence of an agreement exists, (ii) delivery has occurred or services have been rendered, (iii) the sales price is fixed or determinable and (iv) collectibility is reasonably assured.

We apply the provisions of Emerging Issues Task Force (“EITF”) Issue No. 99-19, Reporting Revenue Gross as a Principal versus Net as an Agent. Our application of EITF 99-19 includes evaluation of the terms of customer contracts relative to a number of criteria that management considers in making its determination with respect to gross versus net reporting of revenue for transactions with customers. Management’s criteria for making these judgments place particular emphasis on determining the primary obligor in a transaction. The majority of our sales relate to products. We purchase and resell hardware, software and third-party maintenance contracts. In these transactions, we (i) act as principal; (ii) take title to the products; (iii) have the risks and rewards of ownership, including the risk of loss for collection, delivery or returns; and (iv) have latitude in establishing price with the customer. For these transactions, we recognize revenues based on the gross amounts due from customers. If most of these criteria are not present, these transactions are recorded on a net basis.

Revenues from product sales are recognized when shipped. Revenues from the resale of third-party maintenance agreements are recognized at the date of sale, as we have no continuing obligation or involvement with the associated services. Consulting revenues are recognized when the services are performed.

Fees for service maintenance agreements in which we take the first customer call (“First Call”) are recognized using the straight-line method over the terms of the agreements. First Call maintenance is generally billed in advance, resulting in deferred revenue.

Incentra Solutions, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2008, 2007 and 2006

Revenues from storage services are recognized at the time the services are provided and are billed on a monthly basis. Fees received for initial implementation services are deferred and recognized over the term of the agreement. Deferred revenue is recorded for amounts billed to customers for whom we have not yet performed the related services.

Cost of Revenue

Cost of revenue consists primarily of direct labor, cost of hardware and software products, depreciation ($2.0 million in 2008, $1.1 million in 2007 and $1.2 million in 2006), amortization, third party royalties and licenses and facilities costs.

Advertising Expenses

All advertising and promotion costs are expensed as incurred. Total advertising expenses incurred were $0, $12,335 and $45,723 for the years ended December 31, 2008, 2007 and 2006, respectively.

Software Development Costs

We account for costs related to software developed for internal use and marketed for external use in accordance with SFAS No. 86, Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed.  Our GridWorks software product is used internally for providing services to our customers and is also marketed separately as a stand-alone product. As required by SFAS No. 86, we capitalize costs in developing software products upon determination that technological feasibility has been established for the product, if that product is to be sold, leased or otherwise marketed. Costs incurred prior to the establishment of technological feasibility are charged to research and development expense. When the product or enhancement is available for general release to customers, capitalization is ceased, and previously capitalized costs are amortized based on current and anticipated future revenues for the product, but with an annual amortization amount at least equal to the straight-line amortization over an estimated economic life of three years.

For the years ended December 31, 2008, 2007 and 2006, capitalized software development costs, which related primarily to enhancements to our GridWorks software solution were $1.0 million, $0.8 million and  $0.6 million, respectively. For the years ended December 31, 2008, 2007 and 2006, $0.7 million, $0.6 million and $0.5 million, respectively, were charged to expense. As of December 31, 2008 and 2007, the unamortized portion of software development costs was $1.3 million and $1.1 million, respectively.

Deferred Loan Costs

Deferred loan costs, included in other non-current assets, are amortized over the term of the related loan using the straight-line method, which are usually 1 to 3 years.

Foreign Currency Transactions

We are subject to foreign exchange transaction exposure when we transact business in a currency other than our own functional currency, which is the U.S. dollar. We currently transact business in Pounds Sterling and Euros. The effects of exchange rate fluctuations in remeasuring foreign currency transactions are recorded at the date the transaction is settled with a third party. For the year ended December 31, 2008, foreign currency transactions resulted in a loss of $181,090. For the years ended December 31, 2007 and 2006, foreign currency transactions resulted in gains of $63,194 and $21,897, respectively.

Accounting For Obligations and Instruments Potentially Settled in Our Common Stock

We account for obligations and instruments potentially to be settled in our stock in accordance with EITF No. 00-19, Accounting for Derivative Financial Instruments Indexed To, and Potentially Settled In a Company’s Own Stock (“EITF No. 00-19”). This issue addresses the initial balance sheet classification and measurement of contracts that are indexed to, and potentially settled in, our own stock.

Under EITF No. 00-19, contracts are initially classified as equity or as either assets or liabilities, depending on the situation. All contracts are initially measured at fair value and subsequently accounted for based on the then current classification. Contracts initially classified as equity do not recognize subsequent changes in fair value as long as the contracts continue to be classified as equity. For contracts classified as assets or liabilities, we report changes in fair value in earnings and disclose these changes in the

Incentra Solutions, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2008, 2007 and 2006

financial statements as long as the contracts remain classified as assets or liabilities. If contracts classified as assets or liabilities are ultimately settled in shares, any previously reported gains or losses on those contracts continue to be included in earnings. The classification of a contract is reassessed at each balance sheet date.

Per Share Data

Basic loss per share is calculated using the net loss allocable to common shareholders divided by the weighted average common shares outstanding during the period. Due to our net losses for the periods presented, shares from the assumed conversion of outstanding warrants, options, convertible preferred stock and convertible debt (14.6 million, 14.7 million and 13.7 million as of December 31, 2008, 2007 and 2006, respectively) have been omitted from the computations of diluted loss per share for the years ended December 31, 2008, 2007 and 2006 because the effect would be antidilutive.

Stock-based Compensation

On January 1, 2006 (the first day of our 2006 fiscal year), we adopted SFAS 123R, Share-Based Payment, using the modified prospective method as permitted under SFAS 123R. Under this transition method, compensation cost recognized in 2006 includes: (a) compensation cost for all share-based payments granted prior to but not yet vested as of December 31, 2005, based on the grant-date fair value estimated in accordance with the provisions of SFAS 123, and (b) compensation cost for all share-based payments granted subsequent to December 31, 2005, based on the grant-date fair value estimated in accordance with the provisions of SFAS 123R. In accordance with the modified prospective method of adoption, our results of operations and financial position for prior periods have not been restated. In connection with our adoption of SFAS 123R, we applied the provisions of Staff Accounting Bulletin No. 107 (“SAB 107”), which was issued by the Securities and Exchange Commission (“SEC”) to provide interpretive guidance regarding application of SFAS 123R.

We use the Black-Scholes option pricing model to calculate the grant date fair value of an award. The fair value of options granted in 2008, 2007 and 2006 were calculated using the following estimated weighted average assumptions:

	2008	2007	2006

Expected volatility	93%	98%	112%
Expected term (in years)	6 Years	6 Years	6 Years
Risk-free interest rate	2.78%	4.35%	4.82%
Dividend yield	—	—	—

All of our employee options vest over three years, which is considered to be the requisite service period. We use the graded vesting attribution method to recognize expense for all options granted prior to the adoption of SFAS 123R. Upon adoption of SFAS 123R on January 1, 2006, we changed to the straight-line attribution method to recognize expense for options granted after December 31, 2005. The expense associated with the unvested portion of the pre-adoption grants will continue to be expensed using the graded vesting attribution method.

The amount of stock-based compensation recognized during a period is based on the value of the portion of the awards that are ultimately expected to vest. SFAS 123R requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. The term “forfeitures” is distinct from “cancellations” or “expirations” and represents only the unvested portion of the surrendered option.

We currently expect, based on an analysis of historical forfeitures that approximately 93% of our options will actually vest. This analysis will be re-evaluated periodically and the forfeiture rate will be adjusted as necessary. Ultimately, the actual expense recognized over the vesting period will only be for those shares that vest.

Expected volatilities are based on the historical volatility of the price of our common stock. The expected term of options is derived based on the sum of the vesting term plus the original option term, divided by two.

Refer to Note 12 for additional disclosures pertaining to the details of our stock option plans, including summaries of stock option activity under each of the plans.

Incentra Solutions, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2008, 2007 and 2006

Fair Value of Financial Instruments

On January 1, 2008, we adopted the methods of fair value as described in SFAS No. 157, Fair Value Measurement, to value our financial assets and liabilities. SFAS No. 157 establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. These tiers include:  Level 1, defined as observable inputs such as quoted prices in active markets; Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable; and Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions. In determining fair value, we utilize valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible.

Much of the information used to determine fair values is highly subjective and judgmental in nature and therefore the results may not be precise. In addition, estimates of cash flows, risk characteristics, credit quality and interest rates are all subject to change. Since the fair values are estimated as of the balance sheet date, the amounts, which will actually be realized or paid upon settlement or maturity of the various instruments, could be significantly different.

We do not have any financial assets or liabilities measured at fair value on a recurring basis as of December 31, 2008. The carrying amounts of cash, trade accounts receivable and accounts payable approximate their fair values due to the short term nature of these instruments. The carrying amounts of notes payable, capital lease obligations and other long-term obligations approximate their fair value due to their variable rate of interest, which approximate market rates.

Concentrations of Credit Risk

We currently sell our products and services primarily throughout North America, with only a small portion (approximately 5%) generated in Europe. We require credit applications from all new customers and establish appropriate credit limits prior to accepting associated purchase orders. We periodically review customer credits (financial condition and/or payment history) and established credit limits. We generally do not require collateral. Accounts receivable are reported at their outstanding unpaid principal balances reduced by an allowance for doubtful accounts. We estimate doubtful accounts based on historical collection experience, factors related to a specific customer’s ability to pay and current economic trends. We write off accounts receivable against the allowance when a balance is determined to be uncollectible. Credit losses have been within management’s expectations.

The table below summarizes aggregate revenues from customers and aggregate long-lived assets located in Europe and North America for the years ended December 31, 2008, 2007 and 2006.

For the years ended December 31, 2008, 2007 and 2006, no one customer accounted for more than 10% of total revenue. As of December 31, 2008 and 2007 no one customer accounted for more then 10% of total accounts receivable.

	North America	Europe*	Total

Year Ended December 31, 2008
Revenues	$206,587	$5,891	$212,478
Long-lived Assets, net	8,422	663	9,085

Year Ended December 31, 2007
Revenues	$138,120	$7,655	$145,775
Long-lived Assets, net	41,010	740	41,750

Year Ended December 31, 2006
Revenues	$63,462	$3,170	$66,632
Long-lived Assets, net	22,356	862	23,218

* The geographic breakout by country is not practicable to obtain.

As of December 31, 2008 and 2007, one vendor that we purchase products for resale from, accounted for approximately 33% and 51%, respectively, of accounts payable. Management believes other vendors are available that could provide similar products

Incentra Solutions, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2008, 2007 and 2006

to the Company for resale on comparable terms. A change in vendors, however, could cause a possible disruption of sales if it were to occur.

Our ability to purchase and sell products of our vendors is predicated on our compliance with vendor agreements currently in place. These agreements outline specific terms that, among other things, outline the technical competency requirements of our staff, geographic sales territories, and other certain restrictive conditions. Although we have instituted certain compliance procedures, no assurance can be given that there will not be any violation of specific terms of these agreements. If the company fails to comply with the terms of any of these agreements, our relationship with our vendor(s) could be restricted or even terminated and negatively impact our ability to sell certain products. The loss of our ability to purchase and sell certain products could have a material, negative affect on the company’s revenue and could adversely affect our financial condition. We are currently not aware of any agreements under which we are not compliant.

Recently Issued Accounting Pronouncements

During June 2009, the FASB approved its Accounting Standards Codification, or Codification, as the single source of authoritative United States accounting and reporting standards applicable for all non-governmental entities, with the exception of the SEC and its staff.  The Codification, which changes the referencing of financial standards, is effective for interim or annual periods ending after September 15, 2009.  In subsequent periods, all references made to US GAAP will use the new Codification numbering system prescribed by the FASB.  As the Codification is not intended to change or alter existing US GAAP, it is not expected to have any impact on our consolidated financial statements.

During May 2009, the FASB issued SFAS No. 165, Subsequent Events, which is effective for interim or annual periods ending after June 15, 2009. SFAS No. 165 establishes accounting and reporting standards for events that occur after the balance sheet date but before financial statements are issued or available to be issued. The statement sets forth (i) the period after the balance sheet date during which management of a reporting entity should evaluate events or transactions that may occur for potential recognition or disclosure in the financial statements, (ii) the circumstances under which an entity should recognize events or transactions occurring after the balance sheet date in its financial statements, and (iii) the disclosures that an entity should make about events or transactions occurring after the balance sheet date in its financial statements. The adoption of SFAS No. 165 is not expected to have a material impact on our consolidated financial statements.

During February 2008, the FASB issued Statement of Position (“FSP”) No. 157-2, which delays the effective date of SFAS No. 157, Fair Value Measurements, for all nonfinancial assets and nonfinancial liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually). FSP 157-2 partially defers the effective date of SFAS No. 157 to fiscal years beginning after November 15, 2008. The adoption of FSP No. 157-2 for non-recurring fair value measurements of non-financial assets and liabilities is not expected to have a material impact on our consolidated financial statements.

During February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities — Including an amendment to FASB Statement No. 115. This statement permits companies to choose to measure many financial instruments and other items at fair value. The objective is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions.  This statement is expected to expand the use of fair value measurement of accounting for financial instruments.  This statement applies to all entities, including not for profit.  The fair value option established by this statement permits all entities to measure eligible items at fair value at specified election dates.  This statement was effective for us on January 1, 2008.  We did not apply the fair value option to any of our outstanding financial instruments, and therefore the adoption of this statement did not have an impact our consolidated financial statements.

During December 2007, the FASB issued SFAS No. 141 (R), Business Combinations (“SFAS 141 (R)”) which is effective for fiscal periods beginning after December 15, 2008. SFAS 141 (R) requires all business combinations completed after the effective date to be accounted for by applying the acquisition method (previously referred to as the purchase method). Companies applying this method will have to identify the acquirer, determine the acquisition date and purchase price and recognize at their acquisition date fair values the identifiable assets acquired, liabilities assumed, and any non-controlling interests in the acquiree.  In the case of a bargain purchase, the acquirer is required to reevaluate the measurements of the recognized assets and liabilities at the acquisition date and recognize a gain on that date if an excess remains.  We do not expect the adoption of SFAS 141 (R) to have a material impact on our consolidated financial statements unless we enter into business acquisitions in the future.

Incentra Solutions, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2008, 2007 and 2006

During December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements, an Amendment of ARB 51 (“SFAS 160”) which is effective for fiscal periods beginning after December 15, 2008. This statement amends ARB 51 to establish accounting and reporting standards for the non-controlling interest in a subsidiary and for the deconsolidation of a subsidiary. The statement requires ownership interests in subsidiaries held by parties other than the parent be clearly identified, labeled, and presented in the consolidated statement of financial position within equity, but separate from the parent’s equity. The statement also requires consolidated net income to be reported at amounts that include the amounts attributable to both the parent and the non-controlling interest, with disclosure on the face of the consolidated statement of income of the amounts of consolidated net income attributable to the parent and to the non-controlling interest. In addition, this statement establishes a single method of accounting for changes in a parent’s ownership interest in a subsidiary that do not result in deconsolidation and requires that a parent recognize a gain or loss in net income when a subsidiary is deconsolidated.  We do not expect the adoption of this statement to have a material impact on our consolidated financial statements.

4. Acquisitions

Since 2006, we have completed four significant acquisitions as part of our strategy to significantly expand the size of our operations from both a financial and geographic standpoint. The primary reasons for the acquisitions included the addition of service offerings in new markets (specifically, increased opportunities to directly market our proprietary software and services), generate growth in the value-added reseller area of our business, develop deeper relationships with major suppliers to our markets, and realize potential operational savings. As the primary reasons for these acquisitions were not related to the tangible assets of the businesses acquired, the purchase prices were in excess of the fair value of the net assets acquired or net liabilities assumed. Goodwill is derived when the net purchase price is greater than the value of the tangible and intangible assets acquired less the liabilities assumed. Goodwill is not expected to be deductible for income tax purposes.

(A) Acquisition of Helio

On August 17, 2007 (the “Helio Closing Date”), we acquired all of the outstanding capital stock of Helio, a provider of IT and secure data center solutions to mid-tier enterprises and Fortune 1000 companies located in San Jose, California pursuant to a Stock Purchase Agreement, dated as of August 14, 2007 (the “Helio Stock Purchase Agreement”). The results of Helio are included in our consolidated financial statements beginning on August 17, 2007.

The final purchase price for Helio was approximately $11.2 million as compared to the $11.4 million initial purchase price. The initial purchase price consisted of $5.0 million in cash (of which $750,000 was placed in escrow to secure certain indemnification obligations and any required working capital adjustments), the issuance of 6,000,000 shares of our common stock valued at $4,560,000 (based on an average of the closing prices of our common stock during the seven-day periods before and after the acquisition date) and the issuance of a three-year unsecured convertible promissory note in the amount of $770,000 (the “Helio Note”) to one of the former Helio shareholders (Refer to Note 10(E)). We also paid investment banking fees and other fees totaling approximately $742,500. In addition, we issued a five-year warrant to our investment banking firm to purchase 600,000 shares of our common stock at a price of $0.80 per share. The warrant was valued at $333,420 using the Black-Scholes model. The initial purchase price was reduced as a result of a working capital adjustment of approximately $186,000.

The Helio Stock Purchase Agreement contains an earn-out provision pursuant to which certain of the former Helio shareholders may receive additional unregistered shares of our common stock and cash based upon Helio achieving certain levels of EBITDA (as defined in the Helio Stock Purchase Agreement). The earn-out provisions provide that the continuing shareholders can earn up to $15 million (we will recover 1,000,000 of the common shares issued at the closing out of any earn-out shares earned before any additional shares are granted) in additional consideration over the next three years based on the achievement of EBITDA greater than a minimum threshold of $2.0 million, $2.5 million and $3.0 million for the first, second and third twelve-month periods after closing, respectively. The amount is payable dollar for dollar up to a maximum amount of $5.0 million per year. However, in the event EBITDA does not exceed the previously mentioned minimum thresholds in any of the next three years, there shall be no earn-out payable for that year. The earn-out is payable 50% in cash and 50% in stock of our company, the number of common shares to be calculated using a price per share of $1.00 in the first year, the greater of $1.00 or 90% of the fair market value of our company’s stock at the beginning of the second year for year two, and the greater of $2.00 or 90% of the fair market value of our company’s stock at the beginning of the third year for year three. There is also a “catchup” adjustment mechanism at the end of the three year period if in any of the three years the shareholders do not receive an earn-out payment as a result of not achieving the minimum EBITDA in that year. The amount of recorded earn-out is discussed in Note 17.

Incentra Solutions, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2008, 2007 and 2006

The following represents the final purchase price allocation of the Helio acquisition:

	Originally	December 31, 2008
Cash	$937,272	$937,272
Accounts receivable	8,422,699	8,422,699
Other current assets	2,151,191	2,151,191
Property and equipment	3,729,237	3,729,237
Other assets	69,365	69,365
Goodwill	8,504,239	7,728,629
Customer relationships (5-year life)	700,000	1,290,000
Current liabilities	(9,582,127)	(9,582,127)
Capital lease obligation - building	(3,489,772)	(3,489,772)
Other liabilities	(34,999)	(34,999)

Total purchase price	$11,407,105	$11,221,495

(B) Acquisition of SSI

On September 5, 2007 (the “SSI Closing Date”), we acquired all of the outstanding capital stock of SSI, a provider of IT and secure data center solutions to mid-tier enterprises and Fortune 1000 companies located in Metuchen, New Jersey, pursuant to a Stock Purchase Agreement, dated as of August 31, 2007 (the “SSI Stock Purchase Agreement”). The results of SSI are included in our consolidated financial statements beginning on September 1, 2007.

The final purchase price of SSI was approximately $6.6 million as compared to the $6.5 million initial purchase price. The initial purchase price of $4.75 million in cash (of which $475,000 was placed in escrow to secure certain indemnification obligations), the issuance of 1,369,863 unregistered shares of our common stock valued at $1,021,918 (based on an average of the closing prices of our common stock during the seven-day periods before and after the acquisition date) and an unsecured promissory note in the amount of $250,000 (the “SSI Note”) to the former owner of SSI (Refer to Note 10(F)). We also paid investment banking and other fees totaling approximately $489,000. The initial purchase price was increased as a result of a working capital adjustment of $100,000.

The SSI Purchase Agreement contains an earn-out provision which provides that the former owner can earn up to $3.0 million in additional consideration based on the achievement of EBITDA greater than a minimum threshold of $1.5 million, in each of the three twelve calendar month periods following the closing date and beginning on October 1, 2007. Annual EBITDA must be $2.0 million or greater to achieve full payout in each measurement period. The amount is payable two dollars for each one dollar that EBITDA is in excess of $1.5 million up to a maximum amount of $1.0 million in earn-out per measurement period. However, in the event EBITDA does not exceed $1.5 million in any of one of the individual measurement periods, there shall be no earn-out payable for that particular measurement period. The earn-out is payable 33% in cash and 67% in unregistered shares of common stock of our company and shall be paid within ninety days after the end of the applicable measurement period. The number of shares to be issued shall be determined by dividing two-thirds of the total measurement period earn out payment by the per share fair market value of our common stock. The per share fair market value of our unregistered common stock shall be the average closing price of our common stock, as reported on Bloomberg L.P. on the Principal Market, for the five consecutive trading days ending on the last day of the applicable measurement period.

If EBITDA for any of the individual measurement periods is less than $2.0 million and the aggregate EBITDA for the three measurement periods is greater than $4.5 million, we will re-measure the earn-out amount payable based upon the three measurement periods’ aggregate EBITDA amount, less $4.5 million, multiplied by two, less the actual measurement period earn-out payments already paid, subject to the maximum payment of $3.0 million. Any earn-out payable upon such re-measurement shall be payable 33% in cash and 67% in stock of our company. The number of shares of our common stock to be issued shall be determined by dividing two-thirds of the adjusting earn-out payment by the per share fair market value of our common stock as determined using the average closing price of our common stock, as reported on Bloomberg L.P. on the Principal Market, for the five consecutive trading days ending on the last day of the third measurement period.

If the aggregate EBITDA over the three measurement periods exceeds $6.0 million dollars, the former owner shall be entitled to receive a bonus earn-out payment equal to 50% of the amount by which aggregate EBITDA over the three measurement periods exceeds $6.0 million dollars. The bonus earn-out payment shall be payable 33% in cash and 67% in shares of common stock

Incentra Solutions, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2008, 2007 and 2006

of our company. The number of shares of our common stock to be issued shall be determined using the formula described above.  The amount of recorded earn-out is discussed in Note 17.

The following represents the final purchase price allocation of the SSI acquisition:

	Originally	December 31, 2008
Cash	$1,451,706	$1,451,706
Accounts receivable	4,213,004	4,213,004
Other assets	5,169	5,169
Goodwill	4,908,967	4,908,967
Customer relationships (5-year life)	600,000	700,000
Current liabilities	(4,664,710)	(4,664,710)

Total purchase price	$6,514,136	$6,614,136

(C) Pro Forma Results

The following unaudited pro forma financial information presents our combined results of operations as if the acquisitions of Helio and SSI, as described above, had occurred as of the beginning of the periods presented below. The unaudited pro forma financial information is not intended to represent or be indicative of the consolidated results of operations that would have been reported by us had the acquisitions been completed as of the beginning of the periods presented, and should not be taken as representative of our future consolidated results of operations or financial condition. Unaudited pro forma results were as follows for the years ended December 31, 2007 and 2006:

	For the years ended December 31,
	2007	2006
	(Unaudited)	(Unaudited)

Revenues	$222,669,467	$196,445,235

Loss from continuing operations	(8,181,421)	(18,187,882)
(Loss) gain from discontinued operations	(93,409)	16,004,486

Net loss applicable to common shareholders	(10,892,396)	(4,800,962)

Net (loss) income per share - basic and diluted, pro forma:
From continuing operations	$(0.45)	$(1.00)
From discontinued operations	—	0.77

Total net loss per share-basic and diluted, pro forma	$(0.45)	$(0.23)

5. Sale of Front Porch Digital, Inc. and Discontinued Operations

On July 31, 2006, we sold substantially all of the assets of our broadcast and media operations, Front Porch, to FPD Acquisition Corporation, a newly-formed Delaware corporation (“FPD”), and 1706045 Ontario Limited, an Ontario corporation (“Ontario” and collectively with FPD, the “Buyers”), each owned by Genuity Capital Management Services, Inc., pursuant to the terms of the Purchase Agreement (the “Purchase Agreement”), dated as of July 31, 2006, among our company, Incentra of CO and the Buyers. The material assets owned and operated by Front Porch, all of which were transferred to the Buyers in the sale, included, without limitation, all of the outstanding capital stock of Front Porch International SAS, its wholly-owned French subsidiary, its DIVArchive and Bitscream software and all intellectual property rights associated with that software and all tangible personal property, contracts and accounts receivable relating to Front Porch’s business.

Incentra Solutions, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2008, 2007 and 2006

The purchase price was $33 million. Of such purchase price, $30.5 million was received in cash at the closing and $2.5 million was placed in escrow for one year to secure payment of any indemnification claims (as defined in the Purchase Agreement) the Buyers may have against us following the closing. In June 2007, $1.5 million plus accrued interest, was released from escrow. The remaining $1.0 million plus additional accrued interest, was collected during October 2007.

In addition to the purchase price payable at the closing, we may receive up to $5.0 million pursuant to an earn-out provision. Under the terms of the earn-out, we are entitled to receive an amount equal to 5% of Front Porch’s gross software sales, net of customer discounts, for each of the years ending December 31, 2006, 2007 and 2008, not to exceed $5.0 million in the aggregate. We have accrued and included in other current assets $0.8 million under this earn-out provision at December 31, 2008. As of December 31, 2008, we had earned $1.5 million under the earn-out provision, of which $0.7 million had been received.

A gain of approximately $15.4 million was realized on the sale after expenses and fees of approximately $3.5 million and a provision for income taxes of $0.3 million.

The operating results from discontinued operations for the years ending December 31, 2008, 2007 and 2006 were as follows:

	2008	2007	2006

Total revenues	$—	$—	$9,444,577
Cost of revenues	—	—	3,357,505
Gross profit	—	—	6,087,072
Operating expenses	—	—	5,510,702
Operating income	—	—	576,370
Other income (loss)	554,751	(93,409)	52,102

Net income (loss)	$554,751	$(93,409)	$628,472

Incentra Solutions, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2008, 2007 and 2006

6. Property and Equipment

Property and equipment consisted of the following as of December 31, 2008 and 2007:

	2008	2007

Computer equipment	$6,629,816	$5,469,465
Software	3,782,847	2,195,460
Building and equipment held under capital lease	4,567,991	6,063,289
Leasehold improvements	832,587	147,576
Vehicles	69,114	69,114
Office furniture and equipment	130,124	230,084
	16,012,479	14,174,988
Less accumulated depreciation	8,248,266	6,973,961
Total	$7,764,213	$7,201,027

Depreciation expense for the years ended December 31, 2008, 2007 and 2006 was $2.6 million, $1.7 million and $1.5 million, respectively.

As of December 31, 2008 and 2007, there was $1.0 million and $0.9 million of accumulated depreciation relating to assets held under capital lease, respectively.

7. Intangible Assets

Intangible assets consist of acquired customer relationships/bases which are being amortized over five-year terms and are as follows as of December 31, 2008 and 2007:

	2008	2007

Gross carrying amount	$4,315,600	$4,165,600
Less accumulated amortization	2,069,426	1,213,077

Total	$2,246,174	$2,952,523

Amortization expense of customer relationships for the years ended December 31, 2008, 2007 and 2006 was $0.8 million, $0.6 million and $0.4 million, respectively. Estimated amortization expense for each of the five succeeding years is as follows:

Year ending December 31:
2009	$845,952
2010	704,944
2011	450,948
2012	244,330

Total	$2,246,174

Incentra Solutions, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2008, 2007 and 2006

8. Accrued Expenses and Other

Accrued expenses and other consist of the following as of December 31, 2008 and 2007:

	2008	2007

Wages, benefits and payroll taxes	$3,747,167	$4,393,219
Accrual for earn-out provisions of acquired subsidiaries (See Note 17)	2,000,000	—
Software license	1,150,500	—
Taxes, other than income taxes	876,750	1,434,078
Marketing development funds received	239,940	—
Interest payable	4,986,115	374,380
Due to shareholders of acquired companies	203,324	302,584
Other accrued payables	828,501	1,141,225

	$14,032,297	$7,645,486

9. Commitments and Contingencies

We are involved in various claims and legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material adverse impact either individually or in the aggregate on our consolidated results of operations, financial position or cash flows. Accordingly, no provision has been made for any estimated losses with regard to such matters.

We have employment agreements with certain executives that provide for up to one year of salary and prorated bonus upon termination with us.

We lease facilities and equipment under non-cancelable capital and operating leases. Rental expense relating to operating leases was $2.6 million, $1.6 million and $1.1 million for the years ended December 31, 2008, 2007 and 2006, respectively. Certain of the operating lease agreements have renewal provisions, which range from month to month to 84-month terms.

With our acquisition of Helio in August 2007, we assumed a liability for Helio’s office facilities in Santa Clara, California. The building was recorded under a capitalized lease arrangement with a remaining liability of $3.5 million outstanding as of the Helio acquisition date. The former owners of Helio, who became employees of our company after the acquisition, hold a substantial ownership in the entity that owns these office facilities. The lease is payable in monthly installments at an implicit interest rate of 13% and expires in December 2017. The total lease liability outstanding as of December 31, 2008 was $3.6 million, of which, $0.1 million is due within one year.

Incentra Solutions, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2008, 2007 and 2006

Future minimum lease payments as of December 31, 2008 are as follows:

	Capital	Operating

Year ending December 31:
2009	$1,264,185	$1,255,423
2010	770,147	929,374
2011	714,874	521,835
2012	804,338	460,026
2013	833,803	419,627
Thereafter	3,604,464	281,471

Total minimum lease payments	7,991,811	$3,867,756

Less amounts representing interest	(3,518,379)

Present value of minimum lease payments	$4,473,432

10.  Notes Payable and Other Long-Term Obligations

The following is a summary of our notes payable and other long-term obligations as of December 31, 2008 and 2007:

	2008	2007

Laurus revolving line of credit (A)	$17,099,411	$14,639,700
2007 term note (A)	10,142,859	9,466,667
NST note (B)	—	175,926
Convertible notes (C)	—	850,000
Helio note (D)	470,768	712,500
SSI note (E)	150,565	230,628
Other obligations	99,484	41,211
	27,963,087	26,116,632
Less current portion	27,648,530	17,099,265

Non-current portion	$314,557	$9,017,367

Future minimum payments as of December 31, 2008, are as follows:

Year ending December 31,
2009	$3,120,544
2010	24,828,743
2011	13,800

Total	$27,963,087

Incentra Solutions, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2008, 2007 and 2006

(A)       Laurus Line of Credit and 2007 Term Note

Laurus Line of Credit

On February 6, 2006, we entered into a security agreement (the “Security Agreement”) with Laurus Master Fund, Ltd (“Laurus”) pursuant to which Laurus agreed to provide us with a non-convertible revolving credit facility of up to $10 million (the “2006 Facility”). The term of the 2006 Facility is three years and borrowings under the 2006 Facility accrue interest on the unpaid principal and interest at a rate per annum equal to the prime rate plus 1%, subject to a floor of 7%. During June 2007, the available revolving credit line on the 2006 Facility was increased from $10 million to $15 million. In consideration for the increase, we issued Laurus a common stock purchase warrant to purchase 360,000 shares of our common stock at an exercise price of $0.01 per share. The warrant was valued at $343,000 using the Black-Scholes model and the discount is being amortized to earnings as additional interest expense over the term of the debt (through February 2009). On December 28, 2007, the available revolving credit line on the 2006 Facility was increased from $15 million to $20 million. In consideration for the increase, we issued Laurus a common stock purchase warrant to purchase 350,000 shares of our common stock at an exercise price of $0.01 per share and the interest rate was changed to a fixed rate of 10%. The warrant was valued at $329,000 using the Black-Scholes model and the discount is being amortized to earnings as additional interest expense over the term of the debt (through February 2009).

The 2006 Facility requires a lockbox arrangement whereby all receipts are swept daily to reduce borrowings outstanding under the 2006 Facility. This arrangement, combined with a Subjective Acceleration Clause (“SAC”) in the 2006 Facility, cause the 2006 Facility to be classified as a current liability, per guidance in EITF Issue No. 95-22, Balance Sheet Classification of Borrowings Outstanding under Revolving Credit Agreements that Include Both a Subjective Acceleration Clause and a Lock-Box Arrangement (“EITF 95-22”).

On December 5, 2008, we entered into an amendment agreement (the “Revolver Amendment”), effective November 28, 2008, with LV Administrative Services, Inc. (“LV”) as administrative and collateral agent for each of Valens U.S. SPV I, LLC ( “Valens U.S.”) and Valens Offshore SPV II ( “Valens Offshore”) for purposes of amending the Security Agreement issued to Laurus.  The primary purpose of the Revolver Amendment was to amend the terms of the Security Agreement in order to extend the maturity date from February 6, 2009 to February 6, 2010. Additionally, interest payable on the outstanding principal was increased effective February 6, 2009 from a fixed rate per annum equal to 10% to a fixed rate per annum equal to 12% through the new maturity date.

Under the Revolver Amendment, we agreed to pay cash fees to Valens U.S. at the earlier of the maturity date or the date at which all the obligations under the Security Agreement are paid in full (the “Payment Date”).  The non-refundable fees payable to Valens U.S. at the Payment Date are as follows (i) $425,000 if the Payment Date is on or prior to May 31, 2009, (ii) $675,000 if the Payment Date is after May 31, 2009 but before August 31, 2009 and (iii) $1,175,000 if the Payment Date is after August 31, 2009. We also agreed to pay cash fees to Valens Offshore at the earlier of the maturity date or the date Payment Date. The non-refundable fees payable to Valens Offshore at the Payment Date are as follows (i) $1,275,000 if the Payment Date is on or prior to May 31, 2009, (ii) $2,025,000 if the Payment Date is after May 31, 2009 but before August 31, 2009 and (iii) $3,525,000 if the Payment date is after August 31, 2009.

In addition, we agreed to pay cash fees at closing of $100,000 to Valens Capital Management, LLC, the investment manager of Valens U.S. and Valens Offshore, as well as cash fees of $33,250 and $99,750, respectively, to Valens, U.S. and Valens Offshore to cover due diligence, legal, and other expenses incurred in connection with the Revolver Amendment.

At December 31, 2008, outstanding borrowings under the 2006 Facility were $17.1 million ($16.9 million net of debt discounts). We had $2.9 million of available borrowings under the 2006 Facility at December 31, 2008.

2007 Term Note

On August 17, 2007, we entered into a financing agreement with Calliope Capital Corporation (“Calliope”), an affiliate of Laurus, under which we issued a $12.0 million promissory note (the “2007 Term Note”). Proceeds from the 2007 Term Note were used to fund the acquisitions of Helio and SSI. The 2007 Term Note bears interest at the prime rate plus 2.0%, subject to a floor of 10% (10% at December 31, 2008), and initially required four months of interest only payments

Incentra Solutions, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2008, 2007 and 2006

followed by twenty-six monthly principal payments of $285,714 commencing on February 1, 2008, with any remaining unpaid principal and interest due on July 31, 2010. On December 28, 2007, we entered into a letter agreement that amended the terms of the 2007 Term Note to defer certain monthly principal payments of $285,714. Originally scheduled to begin February 1, 2008, these monthly payments began June 1, 2008, thereby deferring $1.1 million from 2008 until the maturity date of July 31, 2010. In connection with the 2007 Term Note, we issued to Laurus, a warrant to purchase 3,750,000 shares of our common stock at a price of $0.01 per share, expiring July 31, 2027. The warrant was valued at $2,850,000 using the Black-Scholes model and the discount is being amortized to earnings as additional interest expense over the term of the debt. We also paid $415,000 in loan fees on the 2007 Term Note. These fees are also being amortized over the term of the note.

On December 5, 2008, we entered into an omnibus  amendment agreement ( the “Term Note Amendment”), with LV, as administrative and collateral agent for each of Valens Offshore SPV I, Ltd ( “Valens “) and PSource Structured Debt Limited (“PSource”), for purposes of amending the 2007 Term Note, issued to Calliope and subsequently assigned to Valens and PSource.  The primary purpose of the Term Note Amendment was to reduce the monthly amounts payable for principal amortization to $142,857 from $285,714 for the payments due for the months of December 2008, January 2009, February 2009, March 2009, April 2009 and May 2009.  The difference in payments was to be deferred and payable upon maturity of the 2007 Term Note.

In connection with the Term Note Amendment, we agreed to pay to LV additional interest in the amount of $300,000.  The additional interest is to be paid ratably to the holders of the 2007 Term Note ($273,750 to Valens and $26,250 to PSource) at such time as we are required to repay all of the outstanding principal balance evidenced by the 2007 Term Note.

The December 2008 Term Note Amendment temporarily increased our borrowing limit by $1.5 million until January 5, 2009. Further, we were able to extend our payment terms under the agreement until February 6, 2010.  However, this amendment did not alleviate the holders’ right to demand payment for events of default subsequent to December 31, 2008. On January 30, 2009, we received a notice from LV that certain events of default occurred and were continuing beyond any applicable cure or grace period. LV demanded payment of all obligations and liabilities due to them by February 3, 2009 (totaling $35.8 million as of January 30, 2009).  As a result, all amounts due under the 2007 Term Note as of December 31, 2008 are classified as current.

Warrants and Options

In connection with our financings with Laurus, we have issued to Laurus, warrants to purchase up to 6,133,857 shares of our common stock at prices ranging from $.001 to $5.00 per share. The warrants expire between May 13, 2011 and July 31, 2027. In addition, an option to purchase 1,071,478 shares of our common stock at $.001 per share was issued to Laurus in connection with the 2006 Facility. The option expires in February 2026. In August 2007, Laurus exercised 860,858 options to purchase common stock. In May 2008, Laurus exercised a warrant to purchase 790,558 shares of common stock. Using the Black-Scholes model, the value of all warrants and the option issued to Laurus approximated $5.2 million, which is being amortized to earnings as additional interest expense over the term of the related indebtedness. The unamortized balance of these deferred costs was $1.6 million and $3.6 million at December 31, 2008 and December 31, 2007, respectively. Borrowings outstanding at December 31, 2008 and December 31, 2007 are reported net of the deferred financing costs associated with these borrowings.

(B) NST Note

In connection with our acquisition of NST in September 2006, we issued an unsecured promissory note for $1,500,000 to the selling stockholder of NST (the “NST Note”) which was payable in eight installments and matured on March 1, 2008.

The NST Note accrued interest at an annual rate of 0.5%. The NST Note was discounted by $109,300 to reflect a fair value rate of interest of 8.75%. The note required eight equal quarterly payments of principal and interest in the amount of $190,190. As of December 31, 2008, the note has been repaid in full.

Incentra Solutions, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2008, 2007 and 2006

(C) Convertible Notes

In May and June 2006, we entered into a Note Purchase Agreement (the “Purchase Agreement”) with twelve accredited individual investors and three institutional investors (collectively, the “Purchasers”), pursuant to which we issued and sold unsecured convertible term notes (the “Convertible Notes”) in the aggregate principal amount of $2,410,000. Of this amount, $1,060,000 was repaid to the twelve accredited investors in September 2006, along with accrued interest of $34,535 and prepayment penalties amounting to $84,800 were paid in stock.

The remaining Convertible Notes had a principal amount of $1,350,000, bore interest at an annual rate of 12% (subject to certain adjustments) and had initial maturity dates in June and July 2007. During July 2007, the maturity dates were extended to December 31, 2007. All other terms of the Convertible Notes remained unchanged. On December 31, 2007, we made a principal payment of $500,000. In January 2008, we paid the remaining outstanding balance of $850,000 on the Convertible Notes.

In connection with the issuance of the Convertible Notes, we also issued to the Purchasers, warrants (the “Warrants”) to purchase an aggregate of 570,688 shares of our common stock, at an exercise price $1.40 per share (subject to adjustment for stock splits, stock dividends and the like) expiring in May and June 2011. Based upon the Black-Scholes model, we determined the value of all Warrants issued to be $651,474, which has been fully amortized to interest expense through the initial maturity date (June 2007).

(D) Helio Note

Pursuant to the Helio Stock Purchase Agreement discussed in Note 4(A), we issued an unsecured convertible promissory note for $770,000 to a selling shareholder of Helio. The Helio Note bears interest at 8.0% and is payable in twelve equal quarterly installments of principal and interest of $72,900 and matures on August 14, 2010. The Helio Note allows the shareholder to convert, at any time, the remaining principal balance into shares of our common stock at a price of $1.00 per share (which exceeded the market price of our common stock on the date the note was issued). The Helio Note provides that all unpaid principal and accrued interest shall, at the option of the holder and without notice, become immediately due and payable upon the occurrence of an event of default (as defined in the Helio Note). Any outstanding balance on the Helio Note can be prepaid, without penalty, at any time. At December 31, 2008, the Helio Note had an outstanding balance of $0.5 million, of which, $0.3 million is due within one year. Under the terms of the Helio Note, the Filings constitute an event of default.

(E) SSI Note

Pursuant to the SSI Stock Purchase Agreement discussed in Note 4(B), we issued an unsecured promissory note for $250,000 to the selling shareholder of SSI. The SSI Note bears interest at 5.25% and is payable in twelve equal quarterly installments of principal and interest of $22,653 and matures on September 1, 2010. The SSI Note provides that all unpaid principal and accrued interest shall, at the option of the holder and without notice, become immediately due and payable upon the occurrence of an event of default (as defined in the SSI Note). Any outstanding balance on the SSI Note can be prepaid, without penalty, at any time. At December 31, 2008, the SSI Note had an outstanding balance of $0.2 million, of which, $0.1 million is due within one year.

11.  Series A Convertible Redeemable Preferred Stock and Common Stock

In connection with the acquisition of ManagedStorage International, Inc. (“Incentra of CO”) on August 18, 2004, we designated 2.5 million authorized shares of preferred stock as Series A Preferred shares and issued 2,466,971 of such shares along with 33,029 warrants to purchase such shares. Warrants are outstanding for the purchase of 6,954 Series A Preferred shares at a purchase price of $6.02 per share. In January 2008, 26,075 warrants expired. The redemption value of the warrants was $328,545 which was reclassified into equity at the time of expiration.

The Series A Preferred shares are convertible at any time upon written notice to us into shares of common stock on an approximately three-for-one basis. So long as at least 500,000 originally issued shares of Series A Preferred are outstanding, the holders of Series A Preferred shares have the right to appoint three directors to our Board of Directors. On August 13, 2008, the holders and the Company agreed to extend the Series A Preferred shares optional redemption date from August 18, 2008 to January 1, 2010. On or after that date, the holders of at least 80% of the Series A Preferred shares may elect to have us redeem the Series A Preferred shares for a price equal to the greater of (i) the original issue price of $12.60 per share ($31.2 million in the aggregate) plus accrued dividends, to the extent dividends are declared by us, or (ii) the fair market value of the number of shares of common stock into which such shares of Series A Preferred are convertible. In conjunction with the amendment, a dividend accrues at a rate of 6%

Incentra Solutions, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2008, 2007 and 2006

from August 18, 2008 through February 18, 2009, and 12% thereafter through the optional redemption date (January 1, 2010). Total dividends accrued through December 31, 2008 were $686,626. All other terms associated with the Series A Preferred shares remain unchanged. Other material terms of the Series A Preferred shares include a preference upon liquidation or dissolution of our company, weighted-average anti-dilution protection and pre-emptive rights with respect to subsequent issuances of securities by us (subject to certain exceptions).

We have not paid cash dividends on any class of common equity since formation, and we do not anticipate paying any dividends on our outstanding common stock in the foreseeable future. Our agreements with Laurus prohibit the declaration or payment of dividends on our common stock unless we obtain their written consent. Furthermore, the terms of our Series A Preferred stock provide that, so long as at least 250,000 shares of our originally issued shares of Series A Preferred stock are outstanding, we cannot declare or pay any dividend without having obtained the affirmative vote or consent of at least 80% of the voting power of our shares of Series A Preferred stock

12. Employee Stock Option Plans

As of December 31, 2008, we have five equity incentive plans. One plan was established by us in 2006 (the Incentra Solutions, Inc. 2006 Stock Option Plan or the “2006 Plan”), one plan that was originally established by us in 2000 (the “2000 Plan”) and one that was originally established by Incentra of CO (the “Incentra of CO Plan”). During the first quarter of 2008, we adopted two new equity compensation plans, the 2008 Equity Incentive Plan (the “2008 Plan”) and the 2008 Employee Stock Purchase Plan (the “2008 ESPP”). Each of these plans is described below. Except as set forth in an individual agreement, none of our plans contain any provisions for the acceleration of vesting of options in the event of a change of control of our company or for cancellation and reissuance of options previously granted.

The 2008 Plan

The 2008 Plan provides for the granting of options and restricted stock to key employees and officers of our Company. A total of 4,000,000 shares of our Company’s common stock or their equivalents may be issued pursuant to the 2008 Plan. As of December 31, 2008, 636,000 options and 213,000 shares of restricted stock have been granted under the 2008 Plan.

The exercise price for options granted under the 2008 Plan is the quoted market price on the date of the grant. Options have a term of 10 years and vest in three equal annual installments on the first, second and third anniversary dates of the grant.

Restricted stock granted under the 2008 Plan is earned based on the achievement of certain performance objectives, a services growth rate and a cash flow measure. The cash flow measure is based on earnings before interest, taxes, depreciation and amortization and stock compensation (“Operating Profit”). A range has been established for the target services growth rate such that there is the potential to earn between 0% and 150% of the target award. If this performance element is achieved at any level above 0%, then the cash flow measure is evaluated as follows:

1.               The 2008 Operating Profit target, as approved by the Board of Directors, is the level at which 100% of the respective restricted stock grants will be earned;

2.               Upon reaching 72% of the 2008 Operating Profit target, 25% of the respective restricted stock granted will be earned; and,

3.               At Operating Profit levels between 72% and 100% of the target, the respective stock granted will be earned on a prorated basis range between 25% and 100% of targeted levels.

The combination of the two percentages will determine the ultimate amount of the restricted stock awarded.

All shares earned vest annually over two years starting on the first day of the year that follows the performance period. No expense is recorded for shares issued with a performance condition unless the achievement of the performance condition is probable. The minimum 2008 Operating Profit target was not reached and, accordingly, no expense was recorded for these performance based awards.

Incentra Solutions, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2008, 2007 and 2006

The 2008 ESPP

The 2008 ESPP provides eligible employees (as defined in the ESPP) the opportunity to purchase stock of our Company through payroll deductions. Eligible employees may elect to have between 1% and 20% of compensation withheld each pay period for the purchase of our Company’s common stock. Under the ESPP, shares are purchased at the quoted market price at the close of trading on the last business day of each offering period. An offering period consists of each bi-weekly payroll period. Members of the Board of Directors may elect to withhold up to the full amount of cash compensation earned for services as a Director. A total of 1,000,000 shares of our Company’s common stock are available for purchase under the ESPP. As of December 31, 2008, the offering periods under the ESPP had not commenced.

The 2006 Plan and the 2000 Plan

The 2006 Plan and the 2000 Plan provide for the granting of options to key employees, officers and certain individuals to purchase shares of our common stock. We currently have reserved 1,750,000 and 2,262,500 shares of common stock, respectively, for issuance under the 2006 Plan and the 2000 Plan. Both plans provide for awards with a maximum term of 10 years and provide for the grant of “incentive stock options” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended and non-statutory stock options. In addition, the 2000 Plan provides for the granting of non-statutory stock options, stock appreciation rights and restricted stock awards. Both plans are administered by our Board of Directors.

The exercise price of non-statutory stock options may be equal to or more or less than 100% of the fair market value of shares of common stock on the date of grant. The exercise price for incentive stock options may not be less than 100% of the fair market value of shares of common stock on the date of the grant (not less than 110% of the fair market value on the date of grant in the case of incentive stock options granted to employees who hold more than 10% of the voting power of our common stock).

Options granted under the plans may not have a term of more than a ten-year period (five years in the case of incentive stock options granted to employees who hold more than 10% of the voting power of the our common stock) and generally vest over a three-year period, 33.3% per year. Options generally terminate three months after the termination of employment for any reason other than death, disability or retirement, and are not transferable by the employee other than by will or the laws of descent and distribution.

Under the 2000 Plan, we have granted nonqualified stock options to certain employees with an exercise price below market at the date of grant. The options vested immediately or contained accelerated vesting, or vest on a graded scale over three years, 33.3% per year, beginning on the first anniversary of the grant date, and are exercisable for a period of three to ten years. We have also granted nonqualified stock options to certain directors and consultants. These options have been granted with an exercise price at or below market at the date of the grant, vest immediately, and are exercisable for a period of not more than ten years.

The 2000 Plan also provides for grants of stock appreciation rights (“SARs”), which entitle a participant to receive a cash payment, equal to the difference between the fair market value of a share of common stock on the exercise date and the exercise price of the SAR. The exercise price of any SAR granted under the 2000 Plan will be determined by the Board of Directors at its discretion at the time of the grant. SARs granted under the 2000 Plan may not be exercisable for more than a ten-year period. SARs generally terminate one month after the termination of the grantee’s employment for any reason other than death, disability or retirement. As of December 31, 2008, we had not granted any SARs.

Restricted stock awards, which are grants of shares of common stock that are subject to a restricted period during which such shares may not be sold, assigned, transferred, made subject to a gift, or otherwise disposed of, or mortgaged, pledged or otherwise encumbered, may also be made under the 2000 Plan. As of December 31, 2008, we had not granted any no restricted stock awards.

The Incentra of CO Plan

Prior to the Incentra of CO acquisition, Incentra of CO adopted and administered the Incentra of CO Plan for its employees, directors, consultants and other key persons. No additional grants will be made under this plan; however, outstanding stock options issued pursuant to this plan may be exercised for unregistered common shares. As provided in the Incentra of CO acquisition agreement, upon the exercise of any outstanding options issued under this plan, we will issue 0.3089 shares of common stock for each share of Incentra of CO common stock that would have been issuable upon the exercise of such options.

The maximum number of shares of unregistered common stock available for issuance to eligible employees, consultants, and directors under the Incentra of CO Plan pursuant to options previously granted is 171,441 at December 31, 2008. Options to purchase our unregistered common stock are exercisable at a price as determined by the Board of Directors at the time the options were granted. Under the terms of the Incentra of CO Plan, no incentive stock options may be exercised more than 10 years from the

Incentra Solutions, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2008, 2007 and 2006

date of grant, or in the event an employee owns more than 10% of our common stock, the incentive stock options may not be exercised more than five years from the date of grant. Options generally vested over a four-year period, 25% per year, commencing on the one-year anniversary of the grant and/or the employee hire date. Unless terminated or otherwise canceled under the plan provisions, the contractual life of all such options is no greater than ten years. Upon our adoption of SFAS 123R on January 1, 2006, substantially all outstanding options under The Incentra of CO Plan were fully vested.

Summary Information

A summary of all activity in the three employee Stock Option Plans is as follows:

		Weighted
	Number	average
	of options	exercise price
Balance, January 1, 2006	2,433,552	$2.70
Granted	1,567,111	1.25
Exercised	(458)	0.32
Forfeited	(716,405)	2.02
Balance, December 31, 2006	3,283,800	1.91
Granted	1,305,700	0.91
Exercised	(41,566)	0.32
Forfeited	(599,760)	1.97
Balance, December 31, 2007	3,948,174	1.59
Granted	1,006,500	0.81
Exercised	—	—
Forfeited	(351,013)	1.02
Balance, December 31, 2008	4,603,661	$1.46

Incentra Solutions, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2008, 2007 and 2006

	Outstanding options			Exercisable options
		Weighted			Weighted
		average			average
		remaining	Weighted	Shares	remaining	Weighted
	Shares under	contractual	average	currently	contractual	average
Exercise price	option	life (years)	exercise price	exercisable	life (years)	exercise price
$0.01 - $1.00	2,003,718	8.84	$0.80	460,050	7.48	$0.68
$1.01 - $2.00	1,307,973	8.21	1.21	865,616	8.01	1.23
$2.00 - $3.00	1,239,950	5.52	2.72	1,239,950	5.52	2.72
$3.00 +	52,020	5.76	3.21	52,020	5.76	3.21
	4,603,661	7.73	$1.46	2,617,636	6.69	$1.88

			Weighted
		Weighted	average
	Number	average	grant date
	of options	exercise price	fair value
Non-vested options, January 1, 2008	2,012,440	$1.03	$0.84
Granted	1,006,500	0.81	0.63
Vested	(768,250)	1.08	0.86
Forfeited	(264,665)	0.96	0.77

Non-vested options, December 31, 2008	1,986,025	$0.91	$0.65

As of December 31, 2008, there was a total of $0.9 million in unrecognized compensation expense related to the non-vested, share-based compensation arrangements granted under the plans. That cost is expected to be recognized over a weighted-average period of 1.88 years. The total fair value of shares vested during the years ended December 31, 2008 and 2007 was approximately $0.6 million and $1.0 million, respectively. The intrinsic value of vested options and options expected to vest was not material at December 31, 2008. The total intrinsic value of options exercised was also not material for the years ended December 31, 2008, 2007 and 2006.

During the fourth quarter of 2006, we accelerated the vesting of 224,218 options issued to certain former employees of Front Porch. In addition, we modified the terms of 493,410 options issued to certain former employees of Front Porch from a post termination exercise period of 90 days to 365 days from the date of sale of Front Porch. This acceleration and modification of terms was accounted for in accordance with SFAS 123R, resulting in additional expense of $0.4 million being recorded during the fourth quarter of 2006, which is included as a reduction in the gain from the sale of discontinued operations. All options expired without being exercised.

13. Warrants

In determining the fair value of warrants granted in 2006, we utilized the Black-Scholes valuation model with the following weighted average assumptions: dividend yield of 0%, risk free interest rate of 4.82%, expected volatility of 113%, and expected lives of seven years. All warrants granted in 2007 had an exercise price of $0.01 and therefore the fair value was determined as the difference between the market price of our common stock at the grant date and the exercise price. All warrants outstanding at December 31, 2008 are exercisable. We did not issue any warrants during the year ended December 31, 2008.

Incentra Solutions, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2008, 2007 and 2006

At December 31, 2008, we had the following warrants outstanding for the purchase of our common stock:

		Weighted
		average
	Total	remaining	Weighted
	Warrants	contractual	average
Exercise price	Outstanding	life (years)	exercise price
$0.001 - $0.01	4,077,857	18.49	$0.01
$0.80 - $1.40	1,270,688	2.98	1.12
$2.60 - $5.00	1,330,350	2.93	3.56
	6,678,895	12.44	$0.93

At December 31, 2008, we had the following warrants outstanding for the purchase of our Series A Convertible Preferred Stock:

		Number of	Exercise
Description	Expiration Date	Shares Issuable	Price
Issued to lease holder in connection with equipment lease facility	November 20, 2010	6,954	$6.02

14. Employee Contribution Plan

We sponsor a 401(k) Savings Plan (the “Plan”). The Plan is a defined contribution plan for all of our regular domestic employees who have attained at least 18 years of age. Employees who meet these requirements may become a participant in the Plan on the first day of the following month after meeting the eligibility requirements.

Participants may elect to make contributions ranging from 1% to 100% of their eligible compensation, subject to limitations based on provisions of the Internal Revenue Code. In May 2007, we began matching employee contributions at 100% of the first 25% contributed. The amount is equal to a percentage determined annually by a Board of Directors’ resolution. For the years ended December 31, 2008 and 2007, our total matching contributions were $634,305 and $151,509, respectively.

Employee contributions are 100% vested. Contributions made by us are subject to the following vesting schedule: Up to one year of service, 40% vested; two years of service, 80% vested; three or more years of service, 100% vested, with grandfathering for prior service with Incentra and any other acquired company.

15. Related-Party Transactions

Our Chairman of the Board and Chief Executive Officer (the “CEO”) is the founder and managing partner of Equity Pier, LLC (“Equity Pier”). We leased office space from Equity Pier in 2008, 2007 and 2006. Total costs incurred under the leasing arrangement and associated expenses (utilities, supplies and insurance) in 2008, 2007 and 2006 amounted to $212,092, $206,321, and $208,574, respectively.

16. Income Taxes

The domestic and foreign components of loss before income taxes for the years ended December 31, 2008, 2007 and 2006 are as follows:

	2008	2005	2006
Domestic	$(49,339,569)	$(9,199,115)	$(18,837,636)
Discontinued operations	554,751	(93,409)	16,327,807

Total	$(48,784,818)	$(9,292,524)	$(2,509,829)

Incentra Solutions, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2008, 2007 and 2006

For the years ended December 31, 2008 and 2007, we did not record any income tax expense for discontinued operations. For the year ended December 31, 2006, we recorded income tax expense of $323,321, related to discontinued operations. For 2006, the expense was solely related to the gain on the sale of the discontinued operations. We did not record any income tax expense related to continuing operations for 2008, 2007 or 2006.

The income tax provision of $323,321 for the year ended December 31, 2006 was classified as a current payable.

We file income tax returns in the U.S. federal jurisdiction, and various states and foreign jurisdictions. We are no longer subject to U.S. federal, state, and local, or non-U.S. income tax examinations by tax authorities for the years before 2001, due to the passage of time under statute.

The reconciliation between the federal statutory tax rate and the effective tax rate on losses from continuing operations for 2008, 2007 and 2006 is as follows:

	2008	2007	2006
Expected tax benefit of federal stautory rate	(34.00)%	(34.00)%	(35.00)%

Increase (reduction) resulting from:
State taxes, net of federal benefit	(5.50)%	(5.50)%	(4.23)%
Effect of permanent differences	25.85%	6.00%	5.00%
Valuation allowance and other	13.65%	33.50%	34.23%

Effective income tax rate	0.00%	0.00%	0.00%

At December 31, 2008, approximately $110.4 million of federal and $95.2 million of state operating loss carryforwards were available to offset future taxable income through the year 2028. These net operating loss carryforwards begin to expire in 2011. The Tax Reform Act of 1986 contains provisions that limit the utilization of net operating loss and tax credit carry forwards if there has been a change in ownership as described in Section 382 of the Internal Revenue Code. As a result of a private placement in 2003 and a reverse acquisition in 2004, and subsequent acquisitions in 2005, 2006 and 2007, there may be impairments or limitations on the utilization of our net operating loss carry forwards in certain circumstances.

A deferred tax liability or asset (net of a valuation allowance) is provided for in the financial statements by applying the provisions of applicable laws to measure the deferred tax consequences of temporary differences that will result in net taxable or deductible amounts in future years as a result of events recognized in the financial statements in the current or preceding years.

Incentra Solutions, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2008, 2007 and 2006

Significant components of our deferred tax assets and liabilities for federal and state income taxes consist of the following as of December 31, 2008 and 2007:

	2008	2007
Deferred tax assets:
Accrued liabilities and other	$1,094,964	$854,187
Allowance for bad debt	357,574	150,471
Stock-based compensation	952,260	537,456
Intangible assets	219,848	21,531
Property and equipment	225,772	—
Net operating loss carryforwards	43,013,931	39,127,278

Gross deferred tax assets	45,864,349	40,690,923

Deferred tax liabilities:
Property and equipment	—	(406,701)

Gross deferred tax liabilities	—	(406,701)

Net deferred tax assets before valuation allowance	45,864,349	40,284,222

Valuation allowance	(45,864,349)	(40,284,222)

Deferred tax assets (liabilities), net	$—	$—

We have recorded a valuation allowance against the entire deferred tax asset, as we consider it more likely than not that this asset will not be realized.

17. Earn-Out Provisions of Acquired Subsidiaries

In connection with our acquisition of NST in April 2006, we entered into a stock purchase agreement containing an earn-out provision pursuant to which a former NST shareholder may receive additional unregistered shares of our common stock based upon certain levels of EBITDA achieved by NST. On October 29, 2008, we issued 826,789 shares of our common stock to the former NST shareholder in accordance with the earn-out provision. The earn-out provision for NST ended with the measurement period ended March 31, 2008.

In connection with our acquisition of Helio in August 2007, we entered into a stock purchase agreement containing an earn-out provision pursuant to which certain of the former Helio shareholders may receive additional unregistered shares of our common stock as well as cash based upon Helio achieving certain levels of EBITDA. The earn-out is payable 50% in cash and 50% in common stock. As of December 31, 2008, the former Helio shareholders earned $1.0 million related to the earn-out for the measurement period ended August 31, 2008. We recorded an increase to goodwill and an accrued liability of $1,000,000. As of December 31, 2008, the cash portion of the earn-out had not been paid. The $1,000,000 earned in common stock was offset against the common stock issued at the date of the acquisition pursuant to the stock purchase agreement. No earn-out was achieved or recorded subsequent to December 31, 2008.

In connection with our acquisition of SSI in September 2007, we entered into a stock purchase agreement containing an earn-out provision which provides that the former owner of SSI may receive additional unregistered shares of our common stock as well as cash based upon SSI achieving certain levels of EBITDA. The earn-out is payable 33% in cash and 67% in common. As of December

Incentra Solutions, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2008, 2007 and 2006

31, 2008, the former owner of SSI earned $1.0 million related to the earn-out for the measurement period ended September 30, 2008. Subsequent to December 31, 2008, the cash portion ($333,333) of the earn-out was paid; however, the portion payable in common stock was not. We recorded an increase to goodwill of $1,000,000 and an accrued liability of $1,000,000. No earn-out was achieved or recorded subsequent to December 31, 2008, which was based on the market value of our common stock on the date of issuance.

18. Equity

In October, 2008, we issued 109,166 shares of our common stock to members of the Board of Directors in lieu of cash fees for participation on various committees. The value of the shares issued was $81,875.

19. Subsequent Events

Default on Debt

On January 30, 2009, we received notice that we were in default of the terms of the 2006 Facility and that all amounts under the facility were due and payable. We were unable to correct the default in accordance with the notice prior to the bankruptcy discussed below.

On January 30, 2009, we received notice that we were in default of the terms of the 2007 Term Note and that all amounts under the facility were due and payable. We were unable to correct the default in accordance with the notice prior to the bankruptcy discussed below.

Voluntary Petitions for Relief

On February 4, 2009, we filed voluntary petitions under Chapter 11 of the Bankruptcy Code in the Bankruptcy Court for the District of Delaware. During the pendency of the bankruptcy proceedings, we remained in possession of our properties and assets and management continued to operate the businesses as debtors-in-possession (see Note 1 for a more detailed discussion of the Chapter 11 bankruptcy proceedings).

We reviewed fresh-start accounting rules prescribed by AICPA Statement of Position 90-7, Financial Reporting by Entities in Reorganization under the Bankruptcy Code (“SOP 90-7”). Our review determined that such disclosures were not applicable to the facts and circumstances surrounding our bankruptcy filing as our operations and assets were acquired by another entity while in bankruptcy and we had incurred no costs related to the bankruptcy filing prior to December 31, 2008.

Sale of Assets to Incentra, LLC

On April 15, 2009, Incentra, LLC (the “Purchaser”) closed on the acquisition of substantially all of our assets and assumed certain of our liabilities. Incentra, LLC was formed by Laurus, our senior secured debt holder, for the sole purpose of acquiring us out of bankruptcy pursuant to Section 363(b) of the Bankruptcy Code. (a “363 Sale”). The sale was consummated in accordance with the asset purchase agreement dated April 2, 2009, as amended, (the “Purchase Agreement”) between us and the Purchaser, and pursuant the Bankruptcy Court’s sale order dated April 2, 2009. We continue to exist as a distinct legal entity for the sole purpose of liquidating our remaining assets and liabilities. Subsequent to April 2, 2009, the business was operated by Incentra, LLC, our successor entity for accounting and financial reporting purposes.

As consideration for the acquisition, the Purchaser assumed all of our debt obligations with Laurus. On April 15, 2009, our existing debt agreements with Laurus were amended and restated to reflect the Purchaser’s assumption of our Laurus debt, as well as to modify and amend certain of the terms. As a result, the total debt assumed by the Purchaser in the acquisition was $27.1 million.